                                  VOTING AGREEMENT

          THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of May 12, 1999, by and among Network Computer, Inc., a Delaware corporation (the "Company"), Oracle Corporation, a Delaware corporation ("Oracle") and Comcast Technology, Inc., a Pennsylvania corporation, Cox Communications, Inc., a Delaware corporation and MediaOne Interactive Services, Inc., a Delaware corporation (collectively referred to hereinafter as, the "Network Operators"). The Company, Oracle and the Network Operators are individually each referred to herein as a "Party" and are collectively referred to herein as the "Parties." The Board of Directors of the Company is referred to herein as the "Board."

                                     WITNESSETH:

          WHEREAS, the Network Operators, among others, are parties to that certain Series E Preferred Stock Purchase Agreement, of even date herewith (the "Purchase Agreement");

          WHEREAS, Oracle and the Network Operators, among others, are parties to that certain Put/Call and Voting Agreement, dated August 11, 1997, as amended November 12, 1997 and on the date hereof (the "PCV Agreement");

          WHEREAS, Section 5.1 of the PCV Agreement provides that one (1) designee to the Board shall be a person with relevant industry experience (the "Industry Director") who is reasonably acceptable to the other members of the Board, including four (4) designees of Oracle; and

          WHEREAS, to induce the Network Operators to enter into the Purchase Agreement and to purchase shares of Series E Preferred Stock thereunder, the Company and Oracle desire to enter into this Agreement with the Network Operators.

          NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

          1.   BOARD OF DIRECTORS.

               (a) From the date hereof and until the earlier of the date of the sale of the Company's Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, with net proceeds of greater than $20,000,000 and a price to the public of at least $2.00 per share (as adjusted for stock splits, stock dividends and similar event) (the "Offering Date") and the date that this Agreement terminates pursuant to Section 2 below, Oracle agrees to direct each of its designees to the Board to appoint to the Industry Director seat a designee agreed upon by the Network Operators, provided that such designee is reasonably acceptable to the Company's management (the "Network Operator Designee"). In addition, (i) the Company agrees to direct its Chief Executive

Officer to vote in favor of the election of the Network Operator Designee to the Industry Director seat and (ii) Oracle and the Company agree to use its best efforts to ensure that the director designated pursuant to Section 5.1(c) of the PCV Agreement votes in favor of the election of the Network Operator Designee to the Industry Director seat. Furthermore, each of the Network Operators agrees to vote all of the voting securities now or hereafter owned by them at any regular or special meeting of stockholders (or by written consent) called for the purpose of electing members of the Board, so as to elect members to the Board as described in Section 5.1 of the PCV Agreement, including the election of the four (4) designees of Oracle.

               (b) From the Offering Date until the date that this Agreement terminates pursuant to Section 2 below, Oracle and the Network Operators shall vote at any regular or special meeting of stockholders such number of shares of Common Stock then owned by them (or as to which they then have voting power) as may be necessary to elect one (1) Board designee of Oracle and one (1) Board designee agreed upon by the Network Operators.

               (c) Should the provisions of this Section 1 be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Section 1 by any Party, that this Section 1 shall be specifically enforceable, and that any breach or threatened breach of this
Section 1 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

          2. TERMINATION. This Agreement shall terminate in its entirety and be of no further force or effect upon the earlier to occur of:

                    (i) a "change of control" of the Company which has been consented to in writing by Oracle (a "change of control" shall mean a sale of all or substantially all of the assets of the Company or any transaction (including a merger) after which the holders of all of the Company's capital stock (on a fully-diluted basis) immediately prior to such transaction own 50% or less of the capital stock of the Company after such transaction.); or

                    (ii) the date that each of the Network Operators and their affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) own less than 50% of the of the Company's Common Stock issued or issuable upon conversion of the Company's Series E Preferred Stock (as adjusted for stock splits, stock dividends and similar events) originally issued to each such Network Operator on or about May 12, 1999 in the Company's Series E Preferred Stock financing; or

                    (iii) the later of (1) the date of termination of the PCV Agreement or (2) three (3) years from the Offering Date.

          3. COVENANTS OF THE COMPANY. The Company hereby agrees that it will:

               (a) provide the Network Operator Board designee with written notice at least five (5) business days prior to any Board meeting at which the Board is to consider (i) waiving or otherwise avoiding the anti-dilution protection provisions contained in Section IV(4)(d)(ii) of the Company's Certificate of Incorporation by obtaining the approval of all members of the Board present at such meeting or (ii) any other action that, pursuant to the Company's Certificate of Incorporation or any contract or agreement, requires the approval of all members of the Company's Board present at such meeting; and

               (b)  within thirty (30) days of the date hereof, create a three
(3) member advisory board to the Board which will consist of one (1) representative of each of the Network Operators, and each member of such advisory board shall be entitled, without further request, to receive copies of all materials distributed at or in connection with the Company's Board meetings, as well as any other information distributed to the Board concurrently with the distribution of such items to the members of the Board; PROVIDED, HOWEVER, that each member of such advisory board shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, PROVIDED FURTHER, that the Company reserves the right to withhold any information from members of the advisory board if access to such information could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets or other commercially sensitive competitive information to such advisory board.

          4. TRANSFEREES. Oracle and the Network Operators agree not to make any transfer or other disposition of all or any portion of the capital stock of the Company that they now own or hereafter acquire unless and until the transferee has agreed in writing to be bound by the obligations of such transferor in this Agreement to the extent that such obligations are then applicable; PROVIDED, HOWEVER, that this Section 4 shall not apply to any transfer or other disposition effected on a national securities exchange or The Nasdaq Stock Market's National Market or any other open market transaction or to the transfer of less than 100,000 shares of the Company's capital stock in the aggregate.

          5. CAPTIONS. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

          6. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, telex or similar writing) and shall be deemed given or made as of the date delivered, if delivered personally or by telecopy (provided that delivery by telecopy shall be followed by delivery of an additional copy personally, by mail or overnight courier), one day after being delivered by overnight courier or three days after being mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses:

          If to the Company:
               1000 Bridge Parkway
               Redwood Shores, California  94065
               Attn:  Gordon Yamate

          If to Oracle:
               500 Oracle Parkway, MS 5op7
               Redwood Shores, California 94065
               Attn:  Daniel Cooperman

          If to Comcast Technology, Inc.:
               1500 Market Street
               Philadelphia, Pennsylvania  19102-2148
               Attn: Arthur Block

          If to Cox Communications, Inc.:
               1400 Lake Hearn Drive, N.E.
               Atlanta, Georgia  30319
               Attn: Tom Nagel

          If to MediaOne Interactive Services, Inc.:
               9000 E. Nichols Ave., Suite 100
               Englewood, CO  80112
               Attn: John Merchant

          7. AMENDMENTS AND WAIVERS. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, Oracle and each of the Network Operators. Any amendment or waiver so effected shall be binding upon the Parties hereto.

          8. SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.

          9. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof.

          11. ENTIRE AGREEMENT. This Agreement is intended to be the sole agreement of the Parties as it relates to this subject matter and does hereby supersede all other agreements of the Parties relating to the subject matter hereof other than the PCV Agreement.

          12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                  LIBERATE TECHNOLOGIES

                                  By:  /s/ Mitchell E. Kertzman
                                       -------------------------
                                       Mitchell E. Kertzman
                                       President and Chief Executive Officer

                                  ORACLE CORPORATION


                                  By:
                                       -------------------------
                                  Title:
                                       -------------------------

                                  COMCAST CORPORATION


                                  By:
                                       -------------------------
                                  Title:
                                       -------------------------

                                  COX COMMUNICATIONS, INC.


                                  By:
                                       -------------------------
                                  Title:
                                       -------------------------

                                  MEDIAONE INTERACTIVE SERVICES, INC.


                                  By:
                                       -------------------------
                                  Title:
                                       -------------------------